Exhibit 99.1

SmartHeat Inc. Signs $5 Million Energy Savings Equipment Supply Contracts With a Subsidiary of Dalkia, a Fortune 500 Company, Expects to Report Record 3rd Quarter Earnings Before November 15, 2008

NEW YORK, Oct. 29 /Xinhua-PRNewswire/ -- SmartHeat Inc. (OTC Bulletin Board: SMHT), a market leader in China's "green" technology energy savings industry, today announced that it was awarded product supply contracts totaling $5 million from Dalkia (Jiamusi) -- a subsidiary of Dalkia International (www.dalkia.com), a Fortune 500 company with approximately 8 billion euros in annual revenue.

Dalkia is a global industry leader that provides heating systems and energy efficient solutions worldwide. Having previously cooperated with Dalkia on several municipal projects in China, SmartHeat is a Dalkia recognized "Triple A" supplier for excellent product quality which exempts SmartHeat products from quality inspection requirements.

James Wang, Chief Executive Officer of SmartHeat commented: "With these significant contracts, SmartHeat further solidifies its position as a market leader in China's plate heat exchange (or PHE) market which provides energy saving solutions to the vast Chinese municipalities and industrial customers. We are pleased with our continued services to Dalkia and we expect additional supply contracts from this recognized industry leader. Energy savings and more efficient heat utilization is the solution in today's predominantly coal burning, pollution generating heating source environment in China. SmartHeat is dedicated to reducing energy waste and less pollution to the environment through effective utilization of our advanced heat energy savings technology."

SmartHeat announces that it expects to report record 3rd quarter financial results before November 15, 2008.

About SmartHeat, Inc.

SmartHeat, Inc. is a US company with its primary operations in China. SmartHeat is a market leader in China's "green" technology heat energy saving industry. SmartHeat manufactures plate heat exchangers and compact plate heat exchanger units -- the technology that helps to capture and recycle waste heat thus reducing fossil fuel related costs and pollution. SmartHeat's products and technology have broad residential and industrial applications. China's heat transfer market is currently estimated at approximately $2.4 billion with double digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Information:
James Wang
CEO
SmartHeat Inc.
Tel: 011-86-13701368262
Email: info@smartheatinc.com